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SCOTTISHPOWER ANNOUNCES SENIOR MANAGEMENT CHANGES

GLASGOW -- December 10, 2001 -- ScottishPower (NYSE: SPI), a leading international utility, announced today that Alan Richardson, Chairman of its US businesses PacifiCorp and PacifiCorp Power Marketing Inc. and Executive Director of ScottishPower US Division will leave the company on December 31, 2001. Judi Johansen, recently appointed President and CEO of PacifiCorp and Terry Hudgens, recently appointed President and CEO of PacifiCorp Power Marketing, will join the Executive Team of ScottishPower with immediate effect, reporting directly to Ian Russell, ScottishPower's Chief Executive.

Mr. Richardson joined ScottishPower in 1991 and was appointed to the Board in 1999. In November 1999 he became Chief Executive Officer of PacifiCorp on completion of the merger with ScottishPower.

Ian Russell, Chief Executive of ScottishPower said, "Alan has made a significant contribution to our business over a number of years, first in the UK and latterly in the US. We thank him and wish him well."

The ScottishPower (NYSE: SPI) group supplies energy to millions of business and domestic customers across the UK, where it serves approximately one in five British households, and in the Western United States, through its merger with PacifiCorp in November 1999. The group is also active in telecommunications and retains a majority interest of its telecom subsidiary Thus (LSE: THUS).

ScottishPower's ADS, equivalent to four ordinary shares, trades on the New York Stock Exchange under the symbol SPI. ScottishPower's ordinary shares trade on the London Stock Exchange. Prices may be accessed on Bloomberg under the symbols SPI and SPW LN, on the Reuter Equities 2000 Service under SPI.N and SPW.L and on Quotron under SPWU.EU.